SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

OCEANFREIGHT INC.

UNDER SECTION 93 OF THE

THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

The undersigned, Antonis Kandylidis, as the Chief Executive Officer and Interim Chief Financial Officer of OceanFreight Inc. (the "Corporation"), a corporation incorporated under the laws of the Republic of the Marshall Islands as Ocean FR8 INC. on September 11, 2006, for the purpose of amending and restating the Articles of Incorporation of said Corporation pursuant to section 93 of the Business Corporations Act, as amended, hereby certifies that:

1.	The name of the Corporation is: OceanFreight Inc.

2.	The Articles of Incorporation were filed with the Registrar of Corporations as of the 11th day of September 11, 2006.

3.	The First Amendment to the Articles of Incorporation was filed with the Registrar of the Corporations as of the 15th day of November 2006.

4.	The Second Amendment to the Articles of Incorporation was filed with the Registrar of Corporations as of the 2nd day of March 2007.

5.	The Third Amendment to the Articles of Incorporation was filed with the Registrar of Corporations as of the 15th day of March 2007.

6.	The First Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations as of the 4th day of April 2007.

7.	The Articles of Incorporation are amended and restated in their entirety and are replaced by the Second Amended and Restated Articles of Incorporation attached hereto.

8.	These Amended and Restated Articles of Incorporation were authorized by actions of the Board of Directors and Shareholders of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this 23rd day of July, 2009.

/s/ Antonis Kandylidis__________
Authorized Person
Name:  Antonis Kandylidis
Title:     Chief Executive Officer and
             Interim Chief Financial Officer

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

OCEANFREIGHT INC.

PURSUANT TO

THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

A.	The name of the Corporation shall be:

OCEANFREIGHT INC.

B.
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act (the "BCA") and without in any way limiting the generality of the foregoing, the Corporation shall have the power:

1.
To purchase or otherwise acquire, own, use, operate, pledge, hypothecate, mortgage, lease, charter, sub-charter, sell, build and repair steamships, motorships, tankers, sailing vessels, tugs, lighters, barges and all other vessels and craft of any and all motive power whatsoever, including aircraft, landcraft, and any and all means of conveyance and transportation by land, water or air, together with engines, boilers, machinery equipment and appurtenances of all kinds, including masts, sails, boats, anchors, cables, tackle, furniture and all other necessities thereunto appertaining and belonging, together with all materials, articles, tools, equipment and appliances necessary, suitable or convenient and appliances necessary, suitable or convenient for the construction, equipment, use and operation thereof and to equip, furnish and outfit such vessels and ships.

2.
To engage in ocean, coastwise and inland commerce, and generally in the carriage of freight, goods, cargo in bulk, passengers, mail and personal effects by water between the various ports of the world and to engage generally in waterborne commerce.

3.
To purchase or otherwise acquire, own, use, operate, lease, build, repair, sell or in any manner dispose of docks, piers, quays, wharves, dry docks, warehouses and storage facilities of all kinds, and any property, real, personal and mixed, in connection therewith.

4.
To act as ship's husband, ship brokers, custom house brokers, ship's agents, manager of shipping property, freight contractors, forwarding agents, warehousemen, wharfingers, ship chandlers and general traders.

5.	To appoint or act as an agent, broker, or representative, general or special, in respect of any or all of the powers expressed herein or implied hereby.

C.
The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960. The name of the Corporation's registered agent at such address is The Trust Company of the Marshall Islands, Inc.

D.	(1)	The Corporation is authorized to issue an aggregate of one billion fifteen million (1,015,000,000) registered shares of stock, consisting of:

1.	one billion (1,000,000,000) shares of Class A common stock, with a par value of one United States cent (US$0.01) per share (the "Common Shares");

2.	ten million (10,000,000) shares of Class B common stock, with a par value of one United States cent (US$0.01) per share (the "Subordinated Shares"); and

3.
five million (5,000,000) preferred shares, with a par value of one United States cent (US$0.01) per share (the "Preferred Shares").  The Board of Directors is hereby authorized to provide for the issuance of all or any shares of the Preferred Shares in one or more classes or series and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions, as shall be stated in the resolution or resolutions adopted by the Board of Directors providing for the issue of such class or series.

The relative powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Shares and the Subordinated Shares shall be in all respects identical except that the amount of dividends which from Operating Surplus during the Subordination Period shall be paid or distributed as further provided in this Section D.

(b)	Voting rights of holders of Common Shares and Subordinated Shares:

Except as otherwise provided by law, each of the Common Shares and Subordinated Shares shall have one vote and shall vote as a single class with respect to all matters; provided that (i) any amendment to the Amended and Restated Articles of Incorporation, including those made pursuant to the terms of any merger, consolidation or similar transaction, that would increase or decrease the aggregate number of authorized Common Shares, increase or decrease the par value of the Common Shares, or alter or change the powers, preferences or rights of the Common Shares so as to affect them adversely, must be approved by the holders of not less than a majority of the Common Shares and (ii) any amendment to the Amended and Restated Articles of Incorporation, including those made pursuant to the terms of any merger, consolidation or similar transaction, that would increase or decrease the aggregate number of authorized Subordinated Shares, increase or decrease the par value of the Subordinated Shares, or alter or change the powers, preferences or rights of the Subordinated Shares so as to affect them adversely, must be approved by the holders of not less than a majority of the Subordinated Shares.

(c)	Payment of dividends to holders of Common Shares and Subordinated Shares:

1.	Definitions. For the purposes of this Section D(c), the following definitions shall be used:

(i)	"Base Dividend" means US$0.5125 per share per calendar quarter, subject to any adjustments as set forth in Section D (c) 6.

(ii)	"Capital Expenditures" means every expenditure that is capital in nature, including expansion capital expenditures, replacement capital expenditures and Maintenance Capital Expenditures.

(iii)
"Common Share Arrearages" means the amount of shortfall, to the extent that during the Subordination Period the holders of Common Shares do not receive dividends from Operating Surplus each quarter in an amount at least equal to the Base Dividend.  If the Corporation issues Common Shares when any Common Share Arrearage exists, then the aggregate amount of the Common Share arrearage immediately after the issuance shall be the same as the aggregate Common Share arrearage before the issuance.

(iv)	"Change of Control" means the occurrence of any of the following:

(A)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all of substantially all of the Corporation's assets, other than a disposition to any of the Corporation's affiliates;

(B)	the adoption by the Corporation's Board of Directors of a plan of liquidation or dissolution of the Corporation;

(C)
the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (as such term is used in Section 13(d)(3) of the United States Securities Exchange Act of 1934), other than any of the Corporation's affiliates (excluding persons that may be deemed affiliates solely by virtue of their stock ownership), becomes the beneficial owner, directly or indirectly, of more than 35% of the Corporation's voting shares, measured by voting power rather than number of shares;

(D)
the Corporation consolidates with, or merges with or into, any person (other than any of the Corporation's affiliates), or any such person consolidates with, or merges with or into, the Corporation, in any such event pursuant to a transaction in which any of the outstanding Common Shares and Subordinated Shares are converted into or exchanged for cash, securities or other property, or receive a payment of cash, securities or other property, other than any such transaction where the Common Shares and Subordinated Shares that are outstanding immediately prior to such transaction are converted into or exchanged for voting stock of the surviving person constituting a majority of the outstanding shares of such voting stock of such surviving person immediately after giving effect to such issuance; and

(E)	the first day on which a majority of the members of the Corporation's Board of Directors are not Continuing Directors.

(v)
"Closing Sale Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which the Common Shares are listed or, if the Common Shares are not listed on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day the Common Shares are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Common Shares selected by the Board of Directors, or if on any such day no market maker is making a market in the Common Shares, the fair value of the Corporation's Common Shares on such day as determined by the Board of Directors.

(vi)	"Continuing Directors" means, as of any date of determination, any member of the Board of Directors who:

(A)	was a member of the Board of Directors on the date immediately after the completion of the Initial Public Offering; or

(B)
was nominated for election or elected to the Board of Directors with the approval of a majority of the directors then in office who were either directors immediately after the completion of the Initial Public Offering or whose nomination or election was previously so approved.

(vii)	"Current Market Price" means the average of the daily Closing Sale Prices per Common Share for the five (5) consecutive Trading Days immediately prior to such date.

(viii)	"Dividend Participation Rights" means the Dividend Participation Rights that may be granted pursuant to the Corporation's Equity Incentive Plan.

(ix)
"Initial Public Offering" means the sale in an underwritten offering of the Common Shares as shall be registered pursuant to a registration statement filed under the United States Securities Act of 1933, as amended (the "Registered Securities").

(x)
"Interim Capital Transactions" means the following transactions if they occur prior to the liquidation of the Corporation: (1) borrowings; (2) sales of equity and debt securities of the Corporation; (3) capital contributions; (4) corporate reorganizations or restructurings; (5) the termination of interest rate swap agreements; (6) sales or other dispositions of vessels (except to the extent the proceeds from such dispositions exceed the initial purchase price or contributed value of the vessel subject to the disposition, which excess amount shall be treated as operating surplus); and (7) sales or other dispositions of other assets other than in the normal course of business.

(xi)	"Liquidating Dividends" shall mean dividends or any other distributions to the holders of Common Shares or Subordinated Shares that are generated from:

(A)	borrowings;

(B)	sales of debt and equity securities;

(C)	sales or other dispositions of vessels (except to the extent the proceeds from such dispositions are treated as Maintenance Capital Expenditures); and

(D)	sales or other dispositions of other assets, other than assets sold in the ordinary course of business.

(xii)
"Maintenance Capital Expenditures" are any cash capital expenditures incurred after the completion of the Initial Public Offering to maintain vessels and other assets, including drydocking, replacement of equipment on the vessels, repairs and similar expenditures, but excluding capital expenditures for or related to the acquisition of additional vessels, and including capital expenditures for replacement of a vessel as a result of damage or loss prior to normal retirement, net of any insurance proceeds, warranty payments or similar property not treated as cash receipts for purposes of calculating Operating Surplus.

(xiii)
"National Securities Exchange" means an exchange registered with the United States Securities and Exchange Commission under Section 6(a) of the United States Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, and the Nasdaq Stock Market or any successor thereto.

(xiv)	"Operating Expenditures" are all cash expenditures, after the completion of the Initial Public Offering, including but not limited to, operating expenses, interest payments and taxes, but excluding:

(A)	the repayment of borrowings;

(B)	the repurchase of debt and equity securities;

(C)	interest rate swap termination costs;

(D)	expenses and taxes related to Interim Capital Transactions;

(E)	Capital Expenditures; and

(F)	payment of dividends.

(xv)	"Operating Surplus" means the greater of zero and the amount equal to:

(A)
$5.0 million (which may be increased by the Board of Directors to $10.0 million only if the Board of Directors determines such increase is necessary to allow the Corporation to pay all or part of the Base Dividend on the shares of common stock; provided; however that the $5.0 million amount cannot be increased in any period in which a dividend on Subordinated Shares is paid); plus

(B)	all of the Corporation's cash receipts after the completion of the Initial Public Offering, excluding cash receipts from Interim Capital Transactions; plus

(C)
interest paid on debt incurred and cash dividends paid on equity securities issued by the Corporation, in each case, to finance all or any portion of the construction, renewal or improvement of a capital asset such as vessels (other than the Corporation's contracted fleet at the time of the Initial Public Offering) that would be capitalized for accounting purposes during the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; plus

(D)
interest paid on debt incurred and cash dividends paid on the Corporation's equity securities issued by the Corporation, in each case, to pay the construction period interest on debt incurred, or to pay construction period dividends on the Corporation's equity issued, to finance the construction projects described in the immediately preceding sub-paragraph (C); less

(E)	Operating Expenditures; less

(F)	Maintenance Capital Expenditures; less

(G)	the amount of cash reserves established by the Corporation's Board of Directors for future (1) Operating Expenditures and (2) Maintenance Capital Expenditures.

(xvi)
The "Subordination Period" shall commence upon the issuance of the Common Shares.  The Subordinated Shares will convert into Common Shares on a one-for-one basis provided that each of the following tests are met on the schedule set forth below:

(A)
the Corporation has paid quarterly dividends in an amount at least equal to the Base Dividend on both the Common Shares and the Subordinated Shares for the immediately preceding four-quarter period; and

(B)
the Corporation's Operating Surplus generated during the four-quarter period referred to above at least equaled the Base Dividend on all of the outstanding Common Shares and Subordinated Shares on a fully diluted basis during that period; and

(C)	there are no arrearages in payment of the quarterly dividend on our Common Shares.

The tests set forth in sub-paragraphs (A) through (C) above are referred to herein as the "Basic Conversion Tests."  The Subordinated Shares shall convert into Common Shares on a one-for-one basis on the following schedule:

(1)          The first day after March 31, 2010 on which the Basic Conversion Tests are met, such number of Subordinated Shares equal to 25% of the Subordinated Shares outstanding immediately after the Initial Public Offering shall convert into Common Shares on a one for one basis (the "First Early Conversion").

(2)          The first day after March 31, 2011 on which the Basic Conversion Tests are met, such number of Subordinated Shares equal to a an additional 25% of the Subordinated Shares outstanding immediately after the Initial Public Offering shall convert into Common Shares on a one for one basis (the "Second Early Conversion"); provided that, the Second Early Conversion shall not occur prior to the first anniversary of the First Early Conversion.

(3)          The first day after March 31, 2012 on which the Basic Conversion Tests are met, all outstanding Subordinated Shares shall convert into Common Shares on a one-for-one basis.

Notwithstanding the above, the Subordination Period shall end immediately and all arrearages shall be cancelled upon a Change of Control of the Corporation.

(xvii)	"Subordinated Shares" shall mean shares of the Class B Common Shares. Subordinates Shares, during the Subordination Period, will not be entitled to the payment of arrearages.

(xviii)
"Trading Day" means a day on which the principal National Securities Exchange on which the Common Shares are listed is open for the transaction of business or, if the Common Shares are not listed on any National Securities Exchange, a day on which banking institutions in New York City in the United States generally are open.

2.
Authority to Pay Dividends.  Declaration and payment of any dividend is subject to the discretion of the Board of Directors.  Until the Subordination Period ends, all dividends paid to shareholders shall be treated as either a dividend from Operating Surplus or a Liquidating Dividend.  The Board of Directors shall treat all dividends as coming from Operating Surplus until the sum of all dividends paid since the closing of the Initial Public Offering equals the amount of Operating Surplus as of the most recent date of determination.  Undistributed Operating Surplus at any point in time shall be the Operating Surplus accumulated since the closing of the Initial Public Offering less all dividends from Operating Surplus paid since the closing of the Initial Public Offering.  Dividends paid from any amount in excess of the Corporation's Operating Surplus shall be treated as Liquidating Dividends.

3.
Dividends from Operating Surplus During Subordination Period. The Corporation's Subordinated Shares shall not be entitled to the payment of arrearages. During the Subordination Period, the Corporation shall pay quarterly dividends on the Corporation's Common Shares and Subordinated Shares from Operating Surplus in the following manner:

(i)         first, 100% to all holders of Common Shares, pro rata, until they receive the Base Dividend;

(ii)         second, 100% to all holders of Common Shares, pro rata, until they have received any unpaid Common Share Arrearages for prior quarters;

(iii)         third, 100% to all holders of Subordinated Shares, pro rata, until they have received the Base Dividend;

(iv)         fourth, 100% to all holders of Common Shares and Subordinated Shares, as if they were a single class, until each share has received $0.57 per share;

(v)         fifth, 90% of dividends declared from the $0.57 to $0.63 per share to all holders of Common Shares and Subordinated Shares, pro rata, and the equivalent of 10% of dividends declared from $.057 to $0.63 to all holders of Common Shares and Subordinated Shares to be paid on the Dividend Participation Rights;

(vi)         sixth, 80% of dividends declared from $0.65 to $0.77 per share to all holders of Common Shares and Subordinated Shares, pro rata, and the equivalent of 20% of dividends declared from $0.65 to $0.77 per share to all holders of Common Shares and Subordinated Shares to be paid on the Dividend Participation Rights; and

(vii)         after that, 75% of dividends declared above $0.77 to all holders of Common Shares and Subordinated Shares, pro rata and the equivalent of 25% of dividends declared above $0.77 per share to be paid on the Dividend Participation Rights.

4.	Liquidating Dividends. Liquidating Dividends shall be paid equally with respect to Common Shares and Subordinated Shares.

5.
Construction or Application of Operating Surplus.  The construction or application of the definition of Operating Surplus may be adjusted in the case of any particular transaction or matter or type of transaction or matter if the Board of Directors, with the concurrence of the audit committee, is of the opinion that the adjustment is necessary or appropriate to further the overall purpose and intent of the definition of Operating Surplus.

6.
Adjustment of Base Dividend. The Base Dividend amounts are subject to downward adjustment in the case of Liquidating Dividends. The Base Dividend amounts shall be reduced in the same proportion that the Liquidating Dividend had to the fair market value of the Common Shares prior to the payment of the dividend. If the Common Shares are publicly traded on a National Securities Exchange, that price shall be the Current Market Price.  If the shares are not publicly traded, the price shall be determined by the Corporation's Board of Directors.

In addition to the adjustment for Liquidating Dividends, if the Corporation combines the Corporation's shares into fewer shares or subdivide the Corporation's shares into a greater number of shares, the Corporation shall proportionately adjust the Base Dividend levels.

7.	Conversion of Subordinated Shares to Common Shares. After the expiration of the Subordination Period the outstanding Subordinated Shares shall convert to Common Shares on a one-for-one basis.

8.	Contingent Conversion of Subordinated Shares to Common Shares.

Provided that the Basic Conversion Tests are met:

(i)         In addition to any Subordinated Shares that shall have been converted into Common Shares in the First Early Conversion or the Second Early Conversion, 25% of

the Subordinated Shares outstanding immediately after the Initial Public Offering shall convert into common shares on a one-for-one basis if the Corporation shall have paid quarterly dividends in an amount at least equal to $0.57 per share on the Common Shares and Subordinated Shares for any consecutive three-quarter period (the "First Contingent Conversion").

(ii)         In addition to any Subordinated Shares that shall have been converted into Common Shares in the First Early Conversion, the Second Early Conversion or the First Contingent Conversion, an additional 25% (or 50% if the First Contingent Conversion has not occurred) of the Subordinated Shares outstanding immediately after the Initial Public Offering shall convert into Common Shares on a one-for-one basis if the Corporation shall have paid quarterly dividends in an amount at least equal to $0.63 per share on the Common Shares and Subordinated Shares for any consecutive preceding three-quarter period (the "Second Contingent Conversion.").

(iii)           The Subordination Period shall terminate automatically and all outstanding Subordinated Shares shall convert into Common Shares on a one-for-one basis if the Corporation shall have paid quarterly dividends in an amount at least equal to $0.77 per share (150% of the Base Dividend) on both the Common Shares and Subordinated Shares for any consecutive preceding three-quarter period (the "Full Contingent Conversion"); provided that, none of the First Contingent Conversion, the Second Contingent Conversion or the Full Contingent Conversion shall occur prior to the first anniversary of the Initial Public Offering.

E.	The Corporation shall have every power which a corporation now or hereafter organized under the BCA may have.

F.	The name and address of the incorporator is:

Name Majuro Nominees, Ltd.	Post Office Address P.O. Box 1405 Majuro, Marshall Islands MH96960
G.
No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

H.	Corporate existence commenced on September 11, 2006 and shall continue upon filing these Amended and Restated Articles of Incorporation with the Registrar of Corporations.

I.	(a)
The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits, with the term of office of one or another of the three classes expiring each year. As soon as practicable after the filing of these Amended and Restated Articles of Incorporation with the Registrar of Corporations responsible for non-resident corporations, the shareholders of the Corporation shall hold a meeting to divide the Board of Directors into three classes, with the term of office of the first class to expire at the 2008 Annual Meeting of Shareholders, the term of office of the second class to expire at the 2009 Annual Meeting of Shareholders and the term of office of the third class to expire at the 2010 Annual Meeting of Shareholders. Commencing with the 2008 Annual Meeting of Shareholders, the directors elected at an annual meeting of shareholders to succeed those whose terms then expire shall be identified as being directors of the same class as the directors whom they succeed, and each of them shall hold office until the third succeeding annual meeting of shareholders and until such director's successor is elected and has qualified. Any vacancy in the Board of Directors that results from an increase in the number of directors may be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancy on the Board of Directors for any reason may be filled by the vote of not less than a majority of the members of the Board of Directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the then authorized number of directors shall be increased by the number of directors so to be elected, and the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

(b)
Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the bylaws of the Corporation), any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the outstanding Common Shares and Subordinated Shares entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Section (b) of this Article I shall not apply with respect to the director or directors elected by such holders of preferred stock.

(c)
Directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election.  Cumulative voting, as defined in Division 7, Section 71(2) of the BCA, shall not be used to elect directors.

(d)
Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of at least 66 2/3% of the outstanding Common Shares and Subordinated Shares entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article I.

J.
Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of at least 66 2/3% of the outstanding Common Shares and Subordinated Shares entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article J.

K.	(a)	For the purpose of this Article K only, the term:

1.	"Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

2.
"Associate", when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares; (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

3.	"Business Combination," when used in reference to the Corporation and any Interested Shareholder of the Corporation, means:

(i)
Any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Shareholder or any of its affiliates, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder;

(ii)
Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Corporation, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares;

(iii)
Any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any shares, or any share of such subsidiary, to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which securities were outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a merger with a direct or indirect wholly-owned subsidiary of the Corporation solely for purposes of forming a holding company; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (D) pursuant to an exchange offer by the Corporation to purchase shares made on the same terms to all holders of said shares; or (E) any issuance or transfer of shares by the Corporation; provided however, that in no case under items (C)-(E) of this subparagraph shall there be an increase in the Interested Shareholder's proportionate share of the any class or series of shares;

(iv)
Any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares, or shares of any such subsidiary, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

(v)
Any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) of this paragraph) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

4.
"Control," including the terms "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract or otherwise. A Person who is the owner of 20 percent or more of the outstanding voting shares of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

5.
"Interested Shareholder" means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 20% or more of the outstanding voting shares of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 20% or more of the outstanding voting shares of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Shareholder; and the affiliates and associates of such Person; provided, however, that the term "Interested Shareholder" shall not include any Person whose ownership of shares in excess of the 20% limitation set forth herein is the result of action taken solely by the Corporation; provided that such Person shall be an Interested Shareholder if thereafter such Person acquires additional shares of voting shares of the Corporation, except as a result of further Company action not caused, directly or indirectly, by such Person. For the purpose of determining whether a Person is an Interested Shareholder, the voting shares of the Corporation deemed to be outstanding shall include voting shares deemed to be owned by the Person through application of paragraph 6 below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

6.	"Owner", including the terms "own" and "owned," when used with respect to any shares, means a Person that individually or with or through any of its affiliates or associates:

(i)	Beneficially owns such shares, directly or indirectly; or

(ii)
Has (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such Person or any of such Person's affiliates or associates until such tendered shares is accepted for purchase or exchange; or (B) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any shares because of such Person's right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or

(iii)
Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such shares with any other Person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.

7.	"Person" means any individual, corporation, partnership, unincorporated association or other entity.

8.
"Voting Stock" means, with respect to any corporation, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

(b)
The Corporation may not engage in any Business Combination with any Interested Shareholder for a period of three years following the time of the transaction in which the Person became an Interested Shareholder, unless:

1.	prior to such time, the Board of Directors of the Corporation approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder;

2.
upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan shall be tendered in a tender or exchange offer; or

3.
at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the Interested Shareholder; or

4.	the shareholder became an Interested Shareholder prior to the consummation of the Initial Public Offering of the Common Shares under the United States Securities Act of 1933.

(c)	The restrictions contained in this section shall not apply if:

1.
A shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

2.
The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a Person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were Directors prior to any Person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such Directors by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to:

(i)	a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to the BCA, no vote of the shareholders of the Corporation is required);

(ii)
a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

(iii)	a proposed tender or exchange offer for 50% or more of the outstanding voting shares of the Corporation.

The Corporation shall give not less than 20 days notice to all Interested Shareholders prior to the consummation of any of the transactions described in clause (i) or (ii) of the second sentence of this paragraph.

(d)
Any amendment of this Article K shall not be effective until 12 months after the approval of such amendment at a meeting of the shareholders of the Corporation and shall not apply to any Business Combination between the Corporation and any Person who became an Interested Shareholder of the Corporation at or prior to the time of such approval.

(e)
Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article K.

L.
Prior to the date hereof, the Corporation has issued 1,000 registered shares of common stock.    The 1,000 shares, par value $0.01 per share, of the existing common stock of the Corporation, are hereby designated as Subordinated Shares, par value of $0.01 per share, of the Corporation on a 1 for 1 basis.

M.
(a)  The Corporation shall indemnify, to the full extent permitted by law, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to be the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b)           The Corporation shall indemnify, to the full extent permitted by law, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was properly brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court having proper jurisdiction shall deem proper.

(c)           To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in sections (a) or (b) of this Article M, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

(d)           Any indemnification under sections (a) or (b) of this Article M (unless ordered by a court having proper jurisdiction) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section.  Such determination shall be made:

(i)	by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or

(ii)           if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(iii)           by the shareholders.

(e)           Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article M.

(f)            The indemnification and advancement of expenses provided by, or granted pursuant to, this Article M shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g)            The indemnification and advancement of expenses provided by, or granted pursuant to, this Article M shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(h)            The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article M.

(i)            For purposes of this Article M, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article M.

(j)            The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article M shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw of the Corporation, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(k)           No director or officer of the Corporation shall be personally liable to the Corporation or to any shareholder of the Corporation for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not limit the liability of a director or officer (i) for any breach of the director's or the officer's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii)  for any transaction from which the director or officer derived an improper personal benefit.

(l)            Notwithstanding any other provisions of these Articles or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles or the Bylaws of the Corporation), the affirmative vote of at least 66 2/3% of the outstanding Common Shares and Subordinated Shares entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article M.  Any repeal, amendment, alteration or change of this Article M shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

N.
No director shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the BCA as the same exists or may hereafter be amended. If the BCA is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the BCA, as so amended. Any repeal or modification of this Section N shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

O.
These Amended and Restated Articles of Incorporation were duly adopted in accordance with Section 93 of the BCA and were authorized by the unanimous written consents of the Board of Directors and Sole Shareholder of the Corporation.

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